Exhibit 99.1
JOINT FILING AGREEMENT

In accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to jointly prepare and file a Schedule 13D/A (including any future amendments thereto) reporting each of the undersigned’s ownership of securities of Catasys, Inc. and further agree to the filing of this Joint Filing Agreement as an Exhibit thereto. In addition, each party to this Joint Filing Agreement expressly authorizes each other party to file on its behalf any and all amendment to such Schedule 13D/A. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

The undersigned shall not be deemed to admit membership in a group by reason of entering into this Joint Filing Agreement.

Date: December 5, 2011	SOCIUS CAPITAL GROUP, LLC

	By:	/s/ Terren S. Peizer
	Name:	Terren S. Peizer
	Title:	Managing Member

Date: December 5, 2011	RESERVA CAPITAL, LLC
	By:	/s/ Terren S. Peizer
	Name:	Terren S. Peizer
	Title:	Managing Member

Date: December 5, 2011	/s/ Terren S. Peizer
	Name:	Terren S. Peizer